Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX AND HOLCIM CLOSE
SERIES OF TRANSACTIONS IN EUROPE

MONTERREY, MEXICO, JANUARY 6, 2015 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that it has closed the series of transactions with Holcim, originally announced on August 28, 2013 and supplemented on October 30, 2014.

CEMEX acquired all of Holcim’s assets in the Czech Republic and divested its assets in the western part of Germany to Holcim. In Spain, CEMEX acquired Holcim’s Gador cement plant (cement capacity of 0.85 million tons) and its Yeles cement grinding station (cement capacity of 0.90 million tons).

As part of these transactions, CEMEX paid €45 million in cash to Holcim. CEMEX expects a recurring improvement in its EBITDA, including synergies, of about US$20 to US$30 million.

CEMEX is a global building materials company that provides high-quality products and reliable services to customers and communities in more than 50 countries. CEMEX has a rich history of improving the well-being of those it serves through innovative building solutions, efficiency advancements, and efforts to promote a sustainable future.

For more information on CEMEX, please visit: www.cemex.com

For more information on Holcim, please visit: www.holcim.com

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This press release contains forward-looking statements and information that reflect CEMEX’s expectations and projections about future events based on CEMEX’s knowledge of present facts and circumstances and assumptions about future events, and that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the actual results, performance, or achievements of CEMEX to be materially different from those expressed or implied in this release, including, among others, the closing conditions not being met, changes in general economic, political, governmental and business conditions globally and in the countries in which CEMEX does business, changes in interest rates, changes in inflation rates, changes in exchange rates, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy, and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release. CEMEX is not responsible for the content of any third-party website or webpage referenced to or accessible through this press release.

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